4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com

CF Industries Holdings, Inc. Reports Full Year 2019
Net Earnings of $493 Million, EBITDA of $1,620 Million
Strong Safety Focus and Operational Performance Drive Solid Results
Net Cash from Operating Activities of $1.5 Billion
Positive Outlook for North American Spring Demand and Longer-Term Industry Fundamentals

DEERFIELD, IL—February 12, 2020—CF Industries Holdings, Inc. (NYSE: CF), a leading global fertilizer and chemical company, today announced results for its fourth quarter and year ended December 31, 2019.

Highlights

•	Full year net earnings of $493 million(1), or $2.23 per diluted share; EBITDA(2) of $1,620 million; adjusted EBITDA(2) of $1,610 million

•	Fourth quarter net earnings of $55 million(1), or $0.25 per diluted share; EBITDA of $306 million; adjusted EBITDA of $325 million

•	Full year net cash from operating activities of $1,505 million, free cash flow(3) of $915 million

•	Lowest year-end 12-month rolling average recordable incident rate in company’s history

•	Set company record for quarterly gross ammonia production in fourth quarter

•	Redeemed $750 million in debt, lowering long-term debt to $4.0 billion

•	Repurchased 1.9 million shares during the quarter

Overview of Results

CF Industries Holdings, Inc. today announced full year 2019 net earnings attributable to common stockholders of $493 million, or $2.23 per diluted share; EBITDA of $1,620 million; and adjusted EBITDA of $1,610 million. These results compare to the full year 2018 net earnings attributable to common stockholders of $290 million, or $1.24 per diluted share; EBITDA of $1,429 million; and adjusted EBITDA of $1,403 million.

For the fourth quarter of 2019, net earnings attributable to common stockholders were $55 million, or $0.25 per diluted share; EBITDA was $306 million; and adjusted EBITDA was $325 million. These results compare to fourth quarter 2018 net earnings attributable to common stockholders of $49 million, or $0.21 per diluted share; EBITDA of $349 million; and adjusted EBITDA of $341 million.

“The CF team executed exceptionally well in 2019, achieving our lowest year-end recordable incident rate ever and delivering a 15 percent increase in adjusted EBITDA compared to 2018,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “Our 2019 performance and our position on the low-end of the global nitrogen cost curve enabled us to generate more than $900 million in free cash flow, strengthen our balance sheet and increase shareholder participation in the underlying business. As a result, we delivered a one-year total shareholder return of 13 percent, which was the top performance in our fertilizer peer group.”
________________________________________________________________

(1)
Certain items recognized during the full year and fourth quarter of 2019 impacted our financial results and their comparability to the prior year periods. See the table accompanying this release for a summary of these items.

(2)
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

(3)
Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interests. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.

Operations Overview

CF Industries continued to operate safely and efficiently. As of December 31, 2019, the company’s 12-month rolling average recordable incident rate was 0.48 incidents per 200,000 work hours.

Gross ammonia production for the full year 2019 was approximately 10.2 million tons, and for the fourth quarter was approximately 2.7 million tons.

Sales Overview

Net sales for the full year of 2019 were $4.6 billion compared to $4.4 billion in 2018 due primarily to higher average selling prices across most major products. Net sales in the fourth quarter of 2019 were lower than the fourth quarter of 2018 due to lower selling prices across all major products compared to the prior year period, partially offset by higher sales volumes.

Total sales volumes for full year 2019 were comparable to both full year 2018 and 2017. Sales volumes for the fourth quarter of 2019 were higher compared to the prior year period due to higher ammonia and ammonium nitrate (AN) sales, partially offset by lower granular urea sales.

Average selling prices for the full year of 2019 were higher year-over-year across most major products due to a tighter global nitrogen supply and demand balance than the prior year period and logistical issues in North America that limited supply at some inland locations during the spring application season. Average selling prices for the fourth quarter of 2019 were lower than the fourth quarter of 2018 across all major products due to greater global supply availability as a result of higher global operating rates driven by lower global energy costs.

Cost of sales for the full year of 2019 and the fourth quarter of 2019 decreased compared to the prior year period primarily due to lower realized natural gas costs, partially offset by higher maintenance costs.

In 2019, the average cost of natural gas reflected in the company’s cost of sales was $2.74 per MMBtu compared to the average cost of natural gas in cost of sales of $3.16 per MMBtu in 2018. In the fourth quarter of 2019, the average cost of natural gas reflected in the company’s cost of sales was $2.36 per MMBtu compared to the average cost of natural gas in cost of sales of $3.24 per MMBtu in the fourth quarter of 2018.

Market Overview

CF believes that near-term global nitrogen demand will be positive as application seasons develop in different regions of the world. In North America, crop futures combined with an expected return to traditional planting conditions in North America continue to support an increase in nitrogen-consuming planted corn and coarse grain acres in 2020 compared to 2019.

Demand in India is expected to remain strong in 2020. In 2019, India tendered for a record 7.4 million metric tons of urea due to favorable growing conditions and strong consumption in the country. A new tender is expected in late March or early April. Urea tender volumes in India in 2020 may ease from 2019’s record high based on growing conditions and whether new domestic urea capacity increases total production, which has been affected by significant outages in existing facilities. Demand for urea in Brazil is expected to be positive in 2020, supported by lower domestic urea production.

Longer-term, the company expects that the global nitrogen market will tighten as industry fundamentals underpinning the global nitrogen cost curve continue to improve.

CF projects that global demand growth for nitrogen over the next four years will outpace net capacity additions given the limited number of facilities currently under construction around the world. The company also expects Chinese coal-based nitrogen complexes to remain the global marginal urea producer and thus set the global price. Net Chinese-produced urea exports are likely to be in a range of 2-3 million metric tons annually, with additional Chinese export tons possible if urea supply is needed worldwide and global nitrogen prices support positive margins for Chinese marginal urea producers.

Producers in North America are expected to remain on the low-end of the global cost curve due to access to low-cost North American natural gas. Forward energy curves suggest the cost advantage per metric ton of urea for North American producers should remain well over $100 compared to Chinese anthracite-coal based producers.

Capital Expenditures

Capital expenditures for the full year 2019 were $404 million. Capital expenditures in 2020 are estimated to be in the range of approximately $400 to $450 million.

Liquidity

As of December 31, 2019, the company had cash and cash equivalents of $287 million on the balance sheet, had no borrowings outstanding under its $750 million revolving credit facility and was in compliance with all applicable covenant requirements under its debt instruments.

The company is currently executing a $1 billion share repurchase program that is authorized through 2021. During the fourth quarter of 2019, the company repurchased approximately 1.9 million shares for $87 million. From February 2019, when the share repurchase authorization was announced, through December 31, 2019, the company has repurchased approximately 7.6 million shares for $337 million.

On November 13, 2019, the company completed the redemption of all of the $500 million outstanding principal amount of its 7.125% Senior Notes due May 2020. Additionally, on December 13, 2019, the company redeemed $250 million principal amount, representing 50% of the $500 million outstanding principal amount, of its 3.400% Senior Secured Notes due December 2021. As a result, the aggregate principal amount of CF Industries Holdings, Inc.'s outstanding long-term indebtedness was $4.0 billion at the end of 2019.

CHS Inc. Distribution

On January 31, 2020, the Board of Managers of CF Industries Nitrogen, LLC (CFN) approved a semi-annual distribution payment to CHS Inc. (CHS) of $88 million for the distribution period ended December 31, 2019. The distribution was paid on January 31, 2020. The total distribution to CHS pertaining to 2019 was approximately $188 million.

Consolidated Results

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,049	$1,132	$4,590	$4,429
Cost of sales	822	890	3,416	3,512
Gross margin	$227	$242	$1,174	$917
Gross margin percentage	21.6%	21.4%	25.6%	20.7%

Net earnings attributable to common stockholders	$55	$49	$493	$290
Net earnings per diluted share	$0.25	$0.21	$2.23	$1.24

EBITDA(1)	$306	$349	$1,620	$1,429
Adjusted EBITDA(1)	$325	$341	$1,610	$1,403

Tons of product sold (000s)	4,983	4,723	19,538	19,329

Supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$2.37	$3.30	$2.75	$3.15
Realized derivatives (gain) loss in cost of sales(3)	(0.01)	(0.06)	(0.01)	0.01
Cost of natural gas in cost of sales	$2.36	$3.24	$2.74	$3.16

Average daily market price of natural gas (per MMBtu):
Henry Hub	$2.34	$3.74	$2.51	$3.12
National Balancing Point UK	$4.08	$8.35	$4.44	$8.07

Unrealized net mark-to-market loss (gain) on natural gas derivatives	$11	$(2)	$14	$(13)
Depreciation and amortization	$212	$221	$875	$888
Capital expenditures	$107	$144	$404	$422

Production volume by product tons (000s):
Ammonia(4)	2,682	2,381	10,246	9,805
Granular urea	1,105	1,162	4,941	4,837
UAN (32%)	1,958	1,946	6,768	6,903
AN	543	376	2,128	1,731
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(1)	See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

(2)	Includes the cost of natural gas and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method.

(3)	Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.

(4)	Gross ammonia production, including amounts subsequently upgraded into other products.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the company’s most concentrated form of nitrogen, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen form that the company upgrades into other nitrogen products such as urea, UAN and AN.

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(dollars in millions, except per ton amounts)
Net sales	$266	$250	$1,113	$1,028
Cost of sales	224	226	878	867
Gross margin	$42	$24	$235	$161
Gross margin percentage	15.8%	9.6%	21.1%	15.7%

Sales volume by product tons (000s)	968	720	3,516	3,135
Sales volume by nutrient tons (000s)(1)	795	590	2,884	2,571

Average selling price per product ton	$275	$347	$317	$328
Average selling price per nutrient ton(1)	335	424	386	400

Adjusted gross margin(2):
Gross margin	$42	$24	$235	$161
Depreciation and amortization	44	45	167	155
Unrealized net mark-to-market loss (gain) on natural gas derivatives	3	(1)	4	(4)
Adjusted gross margin	$89	$68	$406	$312
Adjusted gross margin as a percent of net sales	33.5%	27.2%	36.5%	30.4%

Gross margin per product ton	$43	$33	$67	$51
Gross margin per nutrient ton(1)	53	41	81	63
Adjusted gross margin per product ton	92	94	115	100
Adjusted gross margin per nutrient ton(1)	112	115	141	121
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2019 to 2018 full year and fourth quarter periods:

•	Ammonia sales volume increased for the full year and fourth quarter of 2019 compared to 2018 due to greater supply availability as a result of increased production.

•
Ammonia average selling prices decreased for the full year and fourth quarter of 2019 compared to 2018 due to increased global ammonia supply availability as a result of higher global operating rates driven by lower global energy costs.

•
Ammonia adjusted gross margin per ton increased for the full year 2019 compared to 2018 due primarily to lower realized natural gas costs and lower costs related to plant turnarounds and maintenance, partially offset by lower average selling prices. Ammonia adjusted gross margin per ton was similar for the fourth quarter of 2019 compared to 2018.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen products.

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(dollars in millions, except per ton amounts)
Net sales	$239	$345	$1,342	$1,322
Cost of sales	175	207	861	889
Gross margin	$64	$138	$481	$433
Gross margin percentage	26.8%	40.0%	35.8%	32.8%

Sales volume by product tons (000s)	969	1,119	4,849	4,898
Sales volume by nutrient tons (000s)(1)	446	515	2,231	2,253

Average selling price per product ton	$247	$308	$277	$270
Average selling price per nutrient ton(1)	536	670	602	587

Adjusted gross margin(2):
Gross margin	$64	$138	$481	$433
Depreciation and amortization	53	62	264	276
Unrealized net mark-to-market loss (gain) on natural gas derivatives	3	(1)	4	(4)
Adjusted gross margin	$120	$199	$749	$705
Adjusted gross margin as a percent of net sales	50.2%	57.7%	55.8%	53.3%

Gross margin per product ton	$66	$123	$99	$88
Gross margin per nutrient ton(1)	143	268	216	192
Adjusted gross margin per product ton	124	178	154	144
Adjusted gross margin per nutrient ton(1)	269	386	336	313
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2019 to 2018 full year and fourth quarter periods:

•
Granular urea sales volume for the full year 2019 was similar to 2018. Granular urea sales volume decreased for the fourth quarter of 2019 compared to 2018 due to lower volumes of product available for sale as a result of planned maintenance activities and the company’s decision to build inventory in advance of the spring fertilizer application season.

•
Urea average selling prices increased for the full year 2019 compared to 2018 due primarily to a tighter nitrogen supply and demand balance than the prior year period and logistical issues in North America that limited supply at some inland locations during the spring application season. Urea average selling prices decreased in the fourth quarter of 2019 compared to 2018 due to greater global supply availability as a result of higher global operating rates driven by lower global energy costs.

•
Granular urea adjusted gross margin per ton increased for the full year 2019 compared to 2018 due to higher average selling prices and lower realized natural gas costs. Granular urea adjusted gross margin per ton decreased for the fourth quarter of 2019 compared to 2018 due to lower average selling prices, partially offset by lower realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(dollars in millions, except per ton amounts)
Net sales	$336	$342	$1,270	$1,234
Cost of sales	259	276	981	1,007
Gross margin	$77	$66	$289	$227
Gross margin percentage	22.9%	19.3%	22.8%	18.4%

Sales volume by product tons (000s)	1,927	1,933	6,807	7,042
Sales volume by nutrient tons (000s)(1)	607	610	2,144	2,225

Average selling price per product ton	$174	$177	$187	$175
Average selling price per nutrient ton(1)	554	561	592	555

Adjusted gross margin(2):
Gross margin	$77	$66	$289	$227
Depreciation and amortization	68	70	251	270
Unrealized net mark-to-market loss (gain) on natural gas derivatives	3	—	4	(4)
Adjusted gross margin	$148	$136	$544	$493
Adjusted gross margin as a percent of net sales	44.0%	39.8%	42.8%	40.0%

Gross margin per product ton	$40	$34	$42	$32
Gross margin per nutrient ton(1)	127	108	135	102
Adjusted gross margin per product ton	77	70	80	70
Adjusted gross margin per nutrient ton(1)	244	223	254	222
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2019 to 2018 full year and fourth quarter periods:

•
UAN sales volume for the full year 2019 decreased compared to 2018 due to lower supply availability from lower production due to higher granular urea production for most of 2019. Sales volume for the fourth quarter of 2019 was similar to the fourth quarter of 2018.

•
UAN average selling prices increased for the full year 2019 compared to 2018 due primarily to a tighter nitrogen supply and demand balance than the prior year periods and logistical issues in North America that limited supply at some inland locations during the spring application season. UAN average selling prices for the fourth quarter of 2019 were similar to the fourth quarter of 2018.

•
UAN adjusted gross margin per ton increased for the full year 2019 compared to 2018 primarily due to higher average selling prices and lower realized natural gas costs, partially offset by higher maintenance costs. UAN adjusted gross margin per ton increased in the fourth quarter of 2019 compared to 2018 due primarily to lower realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems. AN is produced at the company’s Yazoo City, Mississippi; Billingham, United Kingdom; and Ince, United Kingdom, complexes.

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(dollars in millions, except per ton amounts)
Net sales	$117	$97	$506	$460
Cost of sales	91	94	399	414
Gross margin	$26	$3	$107	$46
Gross margin percentage	22.2%	3.1%	21.1%	10.0%

Sales volume by product tons (000s)	519	416	2,109	2,002
Sales volume by nutrient tons (000s)(1)	175	141	708	676

Average selling price per product ton	$225	$233	$240	$230
Average selling price per nutrient ton(1)	669	688	715	680

Adjusted gross margin(2):
Gross margin	$26	$3	$107	$46
Depreciation and amortization	21	18	88	85
Unrealized net mark-to-market loss on natural gas derivatives	1	—	1	—
Adjusted gross margin	$48	$21	$196	$131
Adjusted gross margin as a percent of net sales	41.0%	21.6%	38.7%	28.5%

Gross margin per product ton	$50	$7	$51	$23
Gross margin per nutrient ton(1)	149	21	151	68
Adjusted gross margin per product ton	92	50	93	65
Adjusted gross margin per nutrient ton(1)	274	149	277	194
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2019 to 2018 full year and fourth quarter periods:

•	AN sales volume for the full year and fourth quarter of 2019 increased compared to 2018 due primarily to increased demand in the United States.

•
AN average selling prices for the full year 2019 increased compared to 2018 due to a tighter global nitrogen supply and demand balance. AN average selling prices for the fourth quarter of 2019 decreased compared to 2018 due to greater global supply availability as a result of higher global operating rates driven by lower global energy costs.

•	AN adjusted gross margin per ton was higher for the full year and fourth quarter of 2019 compared to 2018 due primarily to lower realized natural gas costs.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(dollars in millions, except per ton amounts)
Net sales	$91	$98	$359	$385
Cost of sales	73	87	297	335
Gross margin	$18	$11	$62	$50
Gross margin percentage	19.8%	11.2%	17.3%	13.0%

Sales volume by product tons (000s)	600	535	2,257	2,252
Sales volume by nutrient tons (000s)(1)	117	104	444	439

Average selling price per product ton	$152	$183	$159	$171
Average selling price per nutrient ton(1)	778	942	809	877

Adjusted gross margin(2):
Gross margin	$18	$11	$62	$50
Depreciation and amortization	18	18	72	67
Unrealized net mark-to-market loss (gain) on natural gas derivatives	1	—	1	(1)
Adjusted gross margin	$37	$29	$135	$116
Adjusted gross margin as a percent of net sales	40.7%	29.6%	37.6%	30.1%

Gross margin per product ton	$30	$21	$27	$22
Gross margin per nutrient ton(1)	154	106	140	114
Adjusted gross margin per product ton	62	54	60	52
Adjusted gross margin per nutrient ton(1)	316	279	304	264
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2019 to 2018 full year and fourth quarter periods:

•	Other segment sales volumes for the full year 2019 were similar to 2018. Other segment sales volumes for the fourth quarter of 2019 increased compared to 2018 primarily due to higher sales of DEF.

•
Other average selling prices for the full year and fourth quarter of 2019 were lower compared to the prior year periods due to greater global nitrogen supply availability as a result of higher global operating rates driven by lower global energy costs.

•
Other segment adjusted gross margin per ton was higher for the full year and fourth quarter of 2019 compared to 2018 primarily due to lower realized natural gas costs, partially offset by lower average selling prices.

Dividend Payment

On January 31, 2020, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on February 28, 2020 to stockholders of record as of February 14, 2020.

Conference Call

CF Industries will hold a conference call to discuss its fourth quarter 2019 results at 9:00 a.m. ET on Thursday, February 13, 2020. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries is a leading global fertilizer and chemical company with outstanding operational capabilities and a cost-advantaged production and distribution platform. Our 3,000 employees operate world-class manufacturing complexes in Canada, the United Kingdom and the United States. We serve our customers in North America through an unparalleled production, storage, transportation and distribution network. We also reach a global customer base with exports from our Donaldsonville, Louisiana, plant, the world’s largest and most flexible nitrogen complex. Additionally, we move product to international destinations from our Verdigris, Oklahoma, facility; our Yazoo City, Mississippi, facility; our Billingham and Ince facilities in the United Kingdom; and a joint venture ammonia facility in the Republic of Trinidad and Tobago in which we own a 50 percent interest. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and statements about future financial and operating results.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s fertilizer products, the conditions in the international market for nitrogen products, and the intense global competition from other fertilizer producers; conditions in the U.S. and European agricultural industry; the volatility of natural gas prices in North America and

Europe; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness; operating and financial restrictions imposed on the Company by the agreements governing the Company’s senior secured indebtedness; risks associated with the Company’s incurrence of additional indebtedness; the Company’s ability to maintain compliance with covenants under the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with cyber security; weather conditions; risks associated with changes in tax laws and disagreements with taxing authorities; the Company’s reliance on a limited number of key facilities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; risks associated with the operation or management of the strategic venture with CHS (the “CHS Strategic Venture”), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company’s other business relationships; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; and deterioration of global market and economic conditions.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(in millions, except per share amounts)
Net sales	$1,049	$1,132	$4,590	$4,429
Cost of sales	822	890	3,416	3,512
Gross margin	227	242	1,174	917
Selling, general and administrative expenses	63	51	239	214
Other operating—net	(10)	2	(73)	(27)
Total other operating costs and expenses	53	53	166	187
Equity in earnings (loss) of operating affiliate	1	6	(5)	36
Operating earnings	175	195	1,003	766
Interest expense	55	61	237	241
Interest income	(8)	(4)	(20)	(13)
Loss on debt extinguishment	21	—	21	—
Other non-operating—net	—	(3)	(7)	(9)
Earnings before income taxes	107	141	772	547
Income tax provision	13	46	126	119
Net earnings	94	95	646	428
Less: Net earnings attributable to noncontrolling interests	39	46	153	138
Net earnings attributable to common stockholders	$55	$49	$493	$290

Net earnings per share attributable to common stockholders:
Basic	$0.26	$0.21	$2.24	$1.25
Diluted	$0.25	$0.21	$2.23	$1.24
Weighted-average common shares outstanding:
Basic	217.5	229.1	220.2	232.6
Diluted	219.0	230.6	221.6	233.8

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$287	$682
Accounts receivable—net	242	235
Inventories	351	309
Prepaid income taxes	71	28
Other current assets	23	20
Total current assets	974	1,274
Property, plant and equipment—net	8,170	8,623
Investment in affiliate	88	93
Goodwill	2,365	2,353
Operating lease right-of-use assets	280	—
Other assets	295	318
Total assets	$12,172	$12,661

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$437	$545
Income taxes payable	1	5
Customer advances	119	149
Current operating lease liabilities	90	—
Other current liabilities	18	6
Total current liabilities	665	705
Long-term debt	3,957	4,698
Deferred income taxes	1,246	1,117
Operating lease liabilities	193	—
Other liabilities	474	410
Equity:
Stockholders’ equity	2,897	2,958
Noncontrolling interest	2,740	2,773
Total equity	5,637	5,731
Total liabilities and equity	$12,172	$12,661

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(in millions)
Operating Activities:
Net earnings	$94	$95	$646	$428
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	212	221	875	888
Deferred income taxes	33	41	149	78
Stock-based compensation expense	4	5	28	22
Unrealized net loss (gain) on natural gas derivatives	11	(2)	14	(13)
Loss (gain) on embedded derivative	1	(1)	4	1
Loss on debt extinguishment	21	—	21	—
Loss (gain) on disposal of property, plant and equipment	3	7	(40)	6
Undistributed (earnings) losses of affiliate—net of taxes	(1)	2	2	(3)
Changes in:
Accounts receivable—net	73	37	(6)	68
Inventories	(43)	(49)	(26)	(52)
Accrued and prepaid income taxes	10	(5)	22	8
Accounts payable and accrued expenses	(5)	70	(72)	44
Customer advances	(65)	(165)	(30)	59
Other—net	(46)	(2)	(82)	(37)
Net cash provided by operating activities	302	254	1,505	1,497
Investing Activities:
Additions to property, plant and equipment	(107)	(144)	(404)	(422)
Proceeds from sale of property, plant and equipment	(1)	7	70	26
Distributions received from unconsolidated affiliate	—	—	—	10
Insurance proceeds for property, plant and equipment	—	—	15	10
Other—net	—	—	—	1
Net cash used in investing activities	(108)	(137)	(319)	(375)
Financing Activities:
Payments of long-term borrowings	(769)	—	(769)	—
Payment to CHS related to credit provision	(5)	(5)	(5)	(5)
Financing fees	(3)	—	(3)	1
Dividends paid on common stock	(65)	(70)	(265)	(280)
Acquisition of noncontrolling interests in TNCLP	—	—	—	(388)
Distributions to noncontrolling interests	—	—	(186)	(139)
Purchases of treasury stock	(90)	(380)	(370)	(467)
Issuances of common stock under employee stock plans	2	2	19	12
Shares withheld for taxes	—	(3)	(4)	(4)
Net cash used in financing activities	(930)	(456)	(1,583)	(1,270)
Effect of exchange rate changes on cash and cash equivalents	4	(1)	2	(5)
Decrease in cash and cash equivalents	(732)	(340)	(395)	(153)
Cash and cash equivalents at beginning of period	1,019	1,022	682	835
Cash and cash equivalents at end of period	$287	$682	$287	$682

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS
Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):
Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interests. The company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the company and its ability to generate cash and to evaluate the company’s cash generation ability relative to its industry competitors.

	Year ended	Year ended
	December 31, 2019	December 31, 2018

Net cash provided by operating activities	$1,505	$1,497
Capital expenditures	(404)	(422)
Distributions to noncontrolling interests	(186)	(139)
Free cash flow	$915	$936

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)
Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interests.
The company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(in millions)
Net earnings	$94	$95	$646	$428
Less: Net earnings attributable to noncontrolling interests	(39)	(46)	(153)	(138)
Net earnings attributable to common stockholders	55	49	493	290
Interest expense—net	47	57	217	228
Income tax provision	13	46	126	119
Depreciation and amortization	212	221	875	888
Less other adjustments:
Depreciation and amortization in noncontrolling interests(1)	(19)	(21)	(82)	(87)
Loan fee amortization(2)	(2)	(3)	(9)	(9)
EBITDA	306	349	1,620	1,429
Unrealized net mark-to-market loss (gain) on natural gas derivatives	11	(2)	14	(13)
Gain on foreign currency transactions including intercompany loans	(13)	(6)	(1)	(5)
Gain on sale of Pine Bend facility	—	—	(45)	—
Property insurance proceeds(3)	—	—	(15)	(10)
Costs related to acquisition of TNCLP units	—	—	—	2
PLNL withholding tax charge(4)	—	—	16	—
Loss on debt extinguishment	21	—	21	—
Total adjustments	19	(8)	(10)	(26)
Adjusted EBITDA	$325	$341	$1,610	$1,403

Net sales	$1,049	$1,132	$4,590	$4,429
Tons of product sold (000s)	4,983	4,723	19,538	19,329

Net earnings attributable to common stockholders per ton	$11.04	$10.37	$25.23	$15.00
EBITDA per ton	$61.41	$73.89	$82.92	$73.93
Adjusted EBITDA per ton	$65.22	$72.20	$82.40	$72.59
_______________________________________________________________________________

(1)
For the three and twelve months ended December 31, 2019, and the three months ended December 31, 2018, amount relates only to CFN, as we purchased the remaining publicly traded common units of Terra Nitrogen Company, L.P. (TNCLP) on April 2, 2018. For the twelve months ended December 31, 2018, amount includes $83 million related to CFN and $4 million related to TNCLP.

(2)	Loan fee amortization is included in both interest expense—net and depreciation and amortization.

(3)	Represents proceeds related to a property insurance claim at one of our nitrogen complexes.

(4)
Represents a charge in the twelve months ended December 31, 2019 on the books of Point Lisas Nitrogen Limited (PLNL), the company’s Trinidad joint venture, for a tax withholding matter. Amount reflects our 50% equity interest in PLNL.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY
During the three months and year ended December 31, 2019 and 2018, certain items impacted our financial results. The following table outlines these items and how they impacted the comparability of our financial results during these periods. During the three months ended December 31, 2019 and 2018, we reported net earnings attributable to common stockholders of $55 million and $49 million, respectively. During the year ended December 31, 2019 and 2018, we reported net earnings attributable to common stockholders of $493 million and $290 million, respectively.

	Three months ended December 31,				Year ended December 31,
	2019		2018		2019		2018
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market loss (gain) on natural gas derivatives(1)	$11	$7	$(2)	$(2)	$14	$10	$(13)	$(10)
Gain on foreign currency transactions, including intercompany loans(2)	(13)	(10)	(6)	(5)	(1)	(1)	(5)	(4)
Gain on sale of Pine Bend facility(2)	—	—	—	—	(45)	(34)	—	—
Insurance proceeds(2)(3)	—	—	—	—	(37)	(28)	(10)	(8)
Loss on debt extinguishment	21	16	—	—	21	16	—	—
Settlement of Terra Industries Inc. amended tax returns(4)	(5)	(14)	—	—	(5)	(14)	—	—
Louisiana incentive tax credit(5)	—	—	—	—	—	(30)	—	—
Impact of U.S. Tax Cuts and Jobs Act(5)	—	—	—	16	—	—	—	16
PLNL withholding tax charge(6)(7)	—	—	—	—	16	16	—	—
PLNL settlement income(7)	—	—	—	—	—	—	(19)	(19)
_______________________________________________________________________________

(1)	Included in cost of sales in our consolidated statements of operations.

(2)	Included in other operating—net in our consolidated statements of operations.

(3)
Represents proceeds related to an insurance claim at one of our nitrogen complexes. Consists of $22 million related to business interruption insurance proceeds and $15 million related to property insurance proceeds. The $10 million of insurance proceeds in 2018 is related to property insurance proceeds.

(4)	Included in interest income and income tax provision in our consolidated statement of operations.

(5)	Included in income tax provision in our consolidated statement of operations.

(6)
Represents a charge in the twelve months ended December 31, 2019 on the books of PLNL, the company’s Trinidad joint venture, for a tax withholding matter. Amount reflects our 50% equity interest in PLNL.

(7)	Included in equity in earnings (loss) of operating affiliate in our consolidated statements of operations.